Exhibit 4.3

FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Second Forbearance Agreement”) is entered into this 25th day of May, 2011 by GLOBAL RECYCLING TECHNOLOGIES, LTD., a Delaware corporation (the “Company”) and IRA FBO LEONID FRENKEL, PERSHING LLC AS CUSTODIAN  (the “Payee”).

RECITALS

A.	On August 9, 2008, the Company executed and purchased a Secured Convertible Promissory Note (the “Note”) in the amount of $1,000,000.00 to Payee.

B.
On August 9, 2008, Company and Payee executed a Note Purchase Agreement in connection with the Note (the “Note Purchase Agreement”) (the Note Purchase Agreement, the Note and all renewals and modifications thereof are sometimes hereinafter referred to as the “Obligations”).  The Obligations are secured by certain collateral more particularly described in the Note (the “Collateral”);

C.
On August 11, 2010, Company and Payee executed a Forbearance Agreement (the “August Forbearance Agreement”) whereby, in exchange for certain consideration and conditions, Payee agreed to forbear from enforcing Payee’s rights and remedies until November 30, 2010 (the “Forbearance Period”).  Other than receipt of the warrants provided for under section 1 (b) of the Forbearance Agreement, the Company has not met the stated conditions contained therein and the Forbearance Period has expired;

D.
As of the date hereof, no payment of interest or principal have been made by the Company to the Payee under the Note and an Event of Default has occurred according to the terms therein, and according to the terms of the August Forbearance Agreement;

E.
In order to resolve the current Event of Default under the Note, subject to the terms and conditions below, Payee is willing to forbear from commencing any action to collect the Obligations or to realize against the Collateral or otherwise in law or in equity during the Second Forbearance Period (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Second Forbearance Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Payee hereby agree as follows:

1.
Subject to the further terms and conditions of this Second Forbearance Agreement, Payee agrees to waive any and all claims or demands arising from or related to a default of the Company under the Note, Note Purchase Agreement, the Collateral or otherwise under the Obligations arising prior to or concurrent with the date of this Second Forbearance Agreement.  Further, subject to the further terms and conditions of this Second Forbearance Agreement and provided that no Event of Default under the Obligations hereinafter occurs and is continuing, Payee further agrees that it shall hereafter forbear from enforcing any and all rights and remedies available to Payee under the Obligations or as to the Collateral under law or in equity arising in connection with the Obligations until December 31, 2011 (the “Second Forbearance Period”).  If the Company has complied with all the terms and conditions of this Second Forbearance Agreement during the Second Forbearance Period, the Obligations shall be deemed to be current and in good standing as of December 31, 2011 subject only to those modifications made pursuant to this Second Forbearance Agreement.

2.	The Company shall, on or before the expiration of the Second Forbearance Period:

a. Pay in lawful dollars of the United States of America all accrued, outstanding and unpaid interest under the terms of the Note.  Such amount of accrued and unpaid interest shall be calculated from the beginning Funding Date of September 9, 2008 for each semi-annual as follows:

(i) Interest of $50,000 that was due on March 9, 2009 (“First Interest Payment Date”) will be paid in cash, including interest on this unpaid interest at the rate of 10% to the date of repayment from the First Interest Payment Date;

(ii) Interest of $50,000 that was due on September 9, 2009 (“Second Interest Payment Date”) will be paid in cash, including interest on this unpaid interest at the rate of 10% to the date of repayment from the Second Interest Payment Date;

(iii) Interest of $50,000 that was due on  March 9, 2010 (“Third Interest Payment Date”) will be paid in cash, including interest on this unpaid interest at the rate of 10% to the date of repayment from the Third Interest Payment Date; and

(iv) all other interest that has accrued under the terms of the Note and this Second Forbearance Agreement from the Third Interest Payment Date, compounded semi-annually from the Third Interest Payment Date to the date of repayment on or before the expiration of the Second Forbearance Period at the rate of 12.5%.

b. The Company shall issue and deliver to Payee within ten (10) days of Payee’s execution of this Second Forbearance Agreement a warrant (the “Warrant”) to purchase 1,000,000 shares of Voting Common Stock of the Company, $0.0001 par value per share (“Par Value”), exercisable until May 25, 2015 at a strike price equal to the Par Value pursuant to the terms of the Company’s standard warrant agreement, in the form of warrant attached hereto and made a part hereof as Exhibit “A’. The Company represents and confirms that, as of the time of issuance and delivery of the Warrant to Payee, no Liquidation Event (as defined therein) has occurred or will occur for a period of no less than thirty (30) days from the time of delivery of the Warrant to Payee, such that will render the Warrant no longer exercisable.

3.	The Interest rate under the Note shall be amended to accrue on the principal amount outstanding under the Note at the rate of 12.5% starting from March 9, 2010 and compounding every six (6) months thereafter, and shall be due and payable on or before the end of the Second Forbearance Period. In the event that the Company does not repay the principal and unpaid interest on or before the end of theSecond Forbearance Period or any Event of Default occurs under the terms of the Note whereby the entire principal and interest becomes immediately due and payable, or if the Company does not fulfill its covenants and agreements hereunder on or before the expiration of the Second Forbearance Period, then in such case the Company shall pay interest calculated at the rate of eighteen percent (18%) per annum (the “Default Rate”) retroactively applied from March 9, 2010 until such date as the entire principal and interest is repaid.

4.
The Company shall hereafter provide to Payee a monthly report of business operations containing a description of business revenues, income, operations, cash flows, current activities, fund raising efforts and any material developments.   This report shall be provided to Payee in written form by email to jfrankel@triagefunds.com, and shall be delivered within the first seven (7) days of each month.

5.
Payee acknowledges and agrees that any notices it has given prior to the date hereof regarding default or demand for assets are withdrawn and shall be considered null and void and the Note shall not be deemed to be in default.  Further, it is expressly agreed and understood by and between the parties that the execution of this Second Forbearance Agreement is not to be construed as an admission of liability, default or inability to pay debts in due course in any way on the part of the Company.

6.
The Company agrees that Payee's obligation to forbear under this Second Forbearance Agreement will immediately terminate if the Company fails to make any payment under this Second Forbearance Agreement when due. At such time, all outstanding principal and interest shall become immediately due and payable.

7.
This Second Forbearance Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, written or oral.  There is no written or oral understanding directly or indirectly connected with this Second Forbearance Agreement that is not incorporated herein.

8.	This Second Forbearance Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, executors and personal representatives of all parties hereto, including any parties signing this Second Forbearance Agreement. This Second Forbearance Agreement may be executed in one or more counterparts, which, when executed, shall be effective against the party executing the same once all the parties to this Second Forbearance Agreement have signed an original or counterpart signature page. If any provision of this Second Forbearance Agreement violates law or is finally found unenforceable by a court of competent jurisdiction, the rest of this letter agreement shall remain valid and in full force and effect. Any modification or waiver of any term of this Second Forbearance Agreement must be in a writing signed by all parties.

9.	The terms of the Note and Note Purchase Agreement shall remain in full force and effect, except as otherwise modified by the terms of this Second Forbearance Agreement.

In witness whereof, the parties have executed this Second Forbearance Agreement as of the date first above written.

GLOBAL RECYCLING TECHNOLOGIES, LTD.

By: /s/ John Lorenz
Name: John Lorenz
Title: President and CEO

IRA FBO LEONID FRENKEL, PERSHING LLC, AS CUSTODIAN (“PAYEE”)

By: /s/ Leonid Frenkel
Leonid Frenkel

EXHIBIT A

FORM OF WARRANT

THIS COMMON STOCK PURCHASE WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void after
May 25, 2011	May 25, 2015

Global Recycling Technologies, Ltd.

Common Stock Purchase Warrant

WHEREAS, GLOBAL RECYCLING TECHNOLOGIES, LTD., a Delaware corporation (the "Company"), is issuing this Common Stock Purchase Warrant (the "Warrant") to LEONID FRENKEL (the "Holder"), pursuant to the terms and conditions of that certain Forbearance Agreement dated May 25, 2001, between the Holder and the Company. The Holder is entitled, subject to the terms and conditions contained in this Warrant, to purchase shares of the Common Stock of the Company.

NOW, THEREFORE:

1. Purchase of Shares.

(a) Number of Shares. Subject to the terms and conditions set forth in this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company will notify the Holder in writing), to purchase from the Company up to 1,000,000 fully paid and nonassessable shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock").

(b) Exercise Price. The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (collectively, the "Shares") will be $0.0001 per Share (the "Exercise Price"). The Shares and the Exercise Price will be subject to adjustment pursuant to Section 7 hereof.

2. Exercise Period. This Warrant will be exercisable, in whole or in part, during the term commencing on May 25, 2011 and ending at 5:00 p.m. local Phoenix time on May 25, 2015 (the "Exercise Period"); provided, however, that this Warrant will no longer be exercisable and will become null and void upon the consummation of any "Liquidation Event," which is defined herein as follows: (i) the sale or transfer of substantially the entire business of the Company, whether by sale of assets, merger, or a sale of a majority of the voting equity securities of tile Company; (ii) a registration statement filed by the Company is declared effective by the United States Securities Exchange Commission or any other securities regulatory body for the sale of equity securities of the Company to the public; or (iii) the listing by the Company of any class of the Company's equity securities on any internationally recognized securities exchange (e.g., New York, AMEX, NASDAQ, London, or Toronto Stock Exchanges). The Company will notify Purchaser in writing 30 days in advance of a Liquidation Event; provided, however, that the Company will have no liability for failure to provide such notice; and provided further, that, notwithstanding the foregoing sentence, Purchaser will have 30 days from the date the Company does provide such notice to purchase the Shares, regardless of whether notice has been provided or a Liquidation Event has occurred prior to the end of such 30-day period.

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise will be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company will notify the Holder in writing); and

(ii) (A) the cash payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased, or

(B) in lieu of any cash payment by the Holder of any Exercise Price or any cash or other consideration, the delivery of the Notice of Exercise attached hereto, to the Secretary of the Company indicating that the Holder seeks to effectuate a cashless exercise of this Warrant. In the event of a cashless exercise of this Warrant, the Holder will be entitled to that number of shares of Common Stock equal to the quotient obtained by dividing: (X) the value of this Warrant (or the specified portion hereof) on the date of the cashless exercise, which value shall be determined by subtracting (1) the aggregate Exercise Price of the Shares being purchased from (2) the Fair Market Value of the Shares being purchased on the date of the cashless exercise; by (Y) the Fair Market Value of one share of Common Stock on the date of the cashless exercise.

For purposes of this Warrant, the "Fair Market Value" of a share of Common Stock on any relevant date will be determined in accordance with the following provisions: (i) if the Common Stock at the time is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, then the Fair Market Value will be determined by the Company's Board of Directors in good faith; (ii) if the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value will be the most recent closing selling price per share of Common Stock on the date in question as reported on the stock exchange or trading market (and or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange or trading market); and (iii) if the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded in over-the-counter market, the Fair Market Value will be the closing selling price (or, if such information is not available, the average of the highest bid and lowest asked prices) per share of Common Stock on the date in question in the over-the-counter market (and if there is no reported closing selling price (or bid and asked prices) for the Common Stock on the date in question, the Fair Market Value will be the closing selling price (or the average of the highest bid price and lowest asked price) on the last preceding date for which such quotations exist). Notwithstanding the foregoing, in the event this Warrant is exercised in connection with the Company's initial public offering of Common Stock, the Fair Market Value a share of Common Stock will be the per share offering price to the public of the Company's initial public offering.

(b) Each exercise of this Warrant will be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares will be issuable upon such exercise as provided in Section 3(c) below will be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c) As soon as practicable after the exercise of this Warrant, in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Shares to which such Holder will be entitled; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above.

4. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a) Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. The Company has full power and authority to issue this Warrant.

(b) Valid Issuance of Common Stock. The Shares, when issued, sold (as a result of an exercise of this Warrant), and delivered in accordance with the terms and conditions of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable.

5. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a) Authorization. The Holder represents and warrants that the Holder has full power and authority to enter into this Warrant. This Warrant constitutes the Holder's valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Purchase Entirely for Own Account. The Holder agrees and acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder's representation to the Company that the Warrant and the Shares (collectively, the "Securities") will be acquired for investment for the Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person or to any third person with respect to the Securities.

(c) Disclosure of Information. The Holder agrees and acknowledges that the Holder has received all information that the Holder considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents and warrants that the Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities in this Warrant.

(d) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that the Holder is able to fend for himself, can bear the economic risk of an investment in the Shares, and has such knowledge and experience in financial or business matters that the Holder and his advisors are capable of evaluating the merits and risks of the investment in the Securities.

(e) Accredited Investor. The Holder is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").

(f) Restricted Securities. The Holder understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Holder represents that he is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act ("Rule 144"), and understands the resale limitations imposed thereby and by the Act.

(g) Correct Number. Holder hereby confirms and acknowledges that, as of the date of this Warrant, this Warrant and the Shares issuable hereunder represent the only securities he is entitled to receive from the Company pursuant to the terms of this Warrant.

(h) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitation, this Section 5, Section 18, and:

(i) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) the Holder will have notified the Company of the disposition and will have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Shares under the Act.

(i) Legends. The Holder agrees and acknowledges that the Shares may bear the following legend or similar or other applicable legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER FEDERAL OR STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR QUALIFIED, UNLESS AN EXEMPTION EXISTS OR UNLESS SUCH DISPOSITION IS NOT SUBJECT TO THE FEDERAL OR STATE SECURITIES LAWS, AND THE AVAILABILITY OF ANY EXEMPTION OR THE INAPPLICABILITY OF SUCH SECURITIES LAWS MUST BE ESTABLISHED BY AN OPINION OF COUNSEL, WHICH OPINION OF COUNSEL WILL BE REASONABLY SATISFACTORY TO THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 12 MONTHS AFTER COMMENCEMENT OF AN INITIAL PUBLIC OFFERING UNDER THE SECURITIES ACT, OR OTHER APPLICABLE FEDERAL, STATE, OR FOREIGN LAWS AND REGULATIONS, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY'S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

6. State Commissioners of Corporations. The sale of the Shares which are the subject of this Warrant has not been qualified with any state commission or regulatory body and the issuance of such Shares or the payment or receipt of any part of the consideration for such Shares prior to such qualification is unlawful, unless the sale of the Shares is exempt from qualification by applicable law. The rights of all parties to this Warrant are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

7. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price will be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations, and Other Issuances. If the Company will at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or issue additional shares of its Common Stock or Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant will forthwith be proportionately increased in the case of a subdivision or stock dividend. Appropriate adjustments will also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) will remain the same. Any adjustment under this Section 7(a) will become effective at the close of business on the date the subdivision becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend. The number of shares issuable on the exercise of this Warrant shall not be affected by any combination or reverse split of the Common Stock of the Company, nor will the Exercise Price be affected by any such combination or reverse split.

(b) Adjustment for Merger or Reorganization, etc.  If at any time after the date hereof there shall be a merger or consolidation of the Company with or into or a transfer of all or substantially all of the assets of the Company to another entity, then the Holder shall be entitled to receive upon or after such transfer, merger or consolidation becoming effective, and upon payment of the Exercise Price then in effect, the number of shares or other securities or property of the Company or of the successor entity, resulting from such merger or consolidation, which would have been received by the Holder for the shares of stock subject to the Warrant had this Warrant been exercised just prior to such transfer, merger or consolidation becoming effective or to the applicable record date thereof, as the case may be.  The Company will not merger or consolidate with or into any other entity, or sell or otherwise transfer its property, assets and business substantially as an entity to another entity, unless the entity or corporation resulting from such merger or consolidation (if not the Company), or such transferee corporation, as the case may be, shall expressly assume in writing the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.  If at any time after the date hereof there shall be a reorganization or reclassification of the common stock of the Company into the same or a different number of securities of any other class or classes, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares or other securities or property resulting from such reorganization or reclassification, which would have been received by the Holder for the shares of stock subject to this Warrant had this Warrant at such time been exercised.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of Shares purchasable upon exercise of this Warrant, or in the Exercise Price, the Company will promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares will be issued upon the exercise of this Warrant, but in lieu of such fractional shares, the Company will make a cash payment therefor on the basis of the Exercise Price then in effect.

9. No Stockholder Rights. Prior to exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the Shares, and, except as otherwise provided in this Warrant, the Holder will not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

10. Transfer of Warrant. Subject to compliance with the terms and conditions of this Section 10, this Warrant and all rights hereunder are transferable, in whole, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder's counsel, or other evidence, if requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory opinion or other evidence, if so requested, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 10 that the opinion of counsel for the holder or other evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Each certificate representing this Warrant or the Shares transferred in accordance with this Section 10 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

11. Governing Law. This Warrant will be governed by and construed under the laws of the State of Arizona as applied to agreements among Arizona residents, made and to be performed entirely within the State of Arizona.

12. Successors and Assigns. The terms and conditions of this Warrant will inure to the benefit of, and be binding upon, the Company and the Holder and its heirs, successors, and assigns.

13. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14. Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile, if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the following addresses (or at such other addresses as will be specified by notice given in accordance with this Section 14):

If to the Company:
Global Recycling Technologies, Ltd.
Attn: John d'Arc Lorenz II
4802 E. Ray Road, Suite 23-#196
Phoenix, AZ 85044
Facsimile: (866) 960-1539
Email: alicia@grtus.com

If to Holder:
LEONID FRENKEL
401 City Line Avenue
Suite 528
Bala Cynwyd, PA 19004
Facsimile: (610) 668-1919
Email: JFrankel@triagefunds.com

15. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party will be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

16. Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the Shares originally issuable pursuant to this Warrant.

17. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision will be excluded from this Warrant and the balance of the Warrant will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

18. "Market Stand-Off” Agreement. The Holder agrees that, if requested by an underwriter, Nomad, or broking institution engaged by the Company in connection with (a) the Company's first underwritten public offering pursuant to an effective registration statement under the Act, or (b) the Company having its shares of its capital stock admitted to trading on any internationally recognized securities exchange (e.g., New York, AMEX, NASDAQ, London, or Toronto Stock Exchanges), the Holder will not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Shares during the period commencing on the earlier to occur of (i) the date of the final prospectus relating to the Company's first firm commitment underwritten public offering of its common stock under the Act, or (ii) the date that the Company's shares of capital stock are admitted for trading on any internationally recognized securities exchange, and ending on the date specified by the Company and the applicable underwriter, Nomad, or broking firm for a period of up to 12 months. Holder will execute a market standoff agreement with said underwriters, Nomads, and broking institutions in customary form consistent with the provisions of this Section 18. The requirements set forth above apply to Holder solely on the condition that all other holders of shares of Common Stock of the Company are also subject to such requirements, and only in the proportion that all shares of Common Stock subject to the requirement bears to the total number of Common Stock outstanding.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Warrant as of May 25, 2011.

COMPANY:

GLOBAL RECYCLING TECHNOLOGIES, LTD., a Delaware corporation

By: /s/ John d’Arc Lorenz
John d’Arc Lorenz, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

By: /s/ Leonid Frenkel
LEONID FRENKEL

Address:	401 City Line Avenue
Suite 528
Bala Cynwyd, PA 19004
Email: jfrankel@triagefunds.com
Fax: (610) 668-1919

Notice of Exercise

Global Recycling Technologies, Ltd.
Attention: John d' Arc Lorenz II
4802 E. Ray Road, Suite 23-#196
Phoenix, AZ 85044

The undersigned hereby elects to purchase, pursuant to the terms and conditions of that certain Common Stock Purchase Warrant, dated as of May 25, 2011 (the "Warrant"), as follows:

                                    shares of Common Stock (the "Shares") pursuant to the terms and conditions of the Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any; or

                                   shares of Common Stock (the "Shares") pursuant to the cashless exercise terms and conditions of the Warrant.

The undersigned hereby represents and warrants that Representations and Warranties in Section 5 of the Warrant are true and correct in all respects as of the date hereof.

HOLDER:

By:
LEONID FRENKEL

Address:	401 City Line Avenue
Suite 528
Bala Cynwyd, PA 19004
Email: jfrankel@triagefunds.com
Fax: (610) 668-1919

Date:

Name in which Shares should be registered: LEONID FRENKEL.